Exhibit 10.16

INTERMEDIA.NET, INC.

SENIOR LEADER ANNUAL INCENTIVE PLAN

(As adopted on April 13, 2018; effective as of January 1, 2018)

I.	Purpose

The purpose of the Intermedia.net, Inc. Senior Leader Annual Incentive Plan (this “Incentive Plan”) is to attract, retain and motivate key senior leaders of Intermedia.net, Inc. and its affiliates (collectively, “Intermedia” or the “Company”) with rewards that are based on the achievement of Company performance measures. The participants in the Incentive Plan are employees with responsibility for managing, directing and leading the performance of the Company during the period from January 1 to December 31 of each applicable Plan Year (as defined below) hereunder.

II.	Eligibility

Key employees who are in identified exempt roles, or local equivalents for employees located outside the U.S., who are not on any sales or revenue specific compensation plan or any other incentive or commission-type compensation plan, and who are actively employed as of January 1st within the applicable Plan Year, are eligible to participate in this Incentive Plan with respect to such Plan Year (each a “Participant”). New employees who otherwise meet all eligibility criteria can become Participants for a particular Plan Year if hired or promoted by December 31st of the applicable Plan Year. Individuals who would otherwise qualify as Participants but who are working on a Performance Improvement Plan or written reprimand, temporary employees, independent contractors or interns are not eligible.

Under normal circumstances, employees must be regularly working 30 hours or more per week to be considered eligible to participate. Where applicable, local law will take precedence over the general treatment of part-time workers.

Incentive Plan awards are not vested or earned until the actual payment date of the award. Participants must be on active employment status on the applicable payment date in order to receive a payment under this Incentive Plan, except as otherwise determined by the Company. If an otherwise eligible Participant is on an approved leave of absence on the payment date, the Participant will be eligible for an award payment on return to active employment status on or after the payment date. Payments may also be prorated for Participants on approved unpaid leave status for periods longer than four weeks during the applicable Plan Year. A Participant’s Incentive Plan award will be prorated for the number of months within the applicable Plan Year in which the Participant was employed. A Participant must be employed for at least 15 days in a month to be eligible for bonus consideration during that period.

In the event of a Participant’s death, the Participant’s estate may be eligible to receive a discretionary payment of an award under this Incentive Plan, prorated for the amount of time that the Participant was employed with the Company during the applicable Plan Year (in an amount not to exceed 100% of the Participant’s target award for such Plan Year), but only if awards are made under the Incentive Plan with respect to such Plan Year. Unless otherwise provided in a Participant’s employment agreement, payments will be made to the Participant’s estate at the same time that all other awards are paid under the Incentive Plan.

III.	Effective Date and Miscellaneous Terms

This Incentive Plan applies to performance for the period from January 1 to December 31 of each Plan Year hereunder, and supersedes any and all prior bonus and incentive plans for Participants applicable to that period.

a)

A “Plan Year” is defined as the period from January 1 to December 31 of each calendar year for which the Ivy Parent Holdings, LLC Board of Managers (the “Board”) or the Compensation Committee of the Board (the “Compensation Committee”) adopts performance metrics for the payment of bonus incentives to Participants hereunder.

b)	Incentive Plan awards will be determined as soon as possible after the close of the Company’s fiscal year on December 31 of the applicable Plan Year.

c)

Subject to the approval of either the Board or the Compensation Committee, based on the achievement of the Company’s results for the applicable Plan Year and individual performance results, the full-year awards payable hereunder with respect to a Plan Year will be paid to Participants no later than the end of March of the year following such Plan Year.

d)	Bonus payments are made at the sole discretion of the Board or the Compensation Committee and will be paid upon their review and approval.

e)	Incentive Plan awards are subject to payroll taxes and any other statutory withholdings.

f)

For purposes of determining the amount of awards, base salary is generally determined based on any pro-rated salary changes to the base annualized salary before November 1 of the applicable Plan Year. Adjustments to awards to reflect changes in base salary are in the sole discretion of the Company.

g)

In the event of an acquisition or other unforeseen event, the Compensation Committee may, in its sole discretion, make any adjustments to this Incentive Plan that are deemed appropriate to reflect the transaction or event.

h)

An award under this Incentive Plan to a Participant may be in an amount that is below, equal to or in excess of the Participant’s target bonus award based on the achievement of Company performance measures, the total bonus pool funding available, a discretionary assessment of individual performance, and other factors in the sole discretion of the Company. Awards are established as a factor of individual bonus targets and will be paid based on pool funding, an assessment of individual performance and other factors.

IV.	Discretionary Nature of Awards

Under all circumstances, this Incentive Plan and any payments or awards made under this Incentive Plan are entirely discretionary. The Compensation Committee has full and sole discretion to determine the amount of each award and whether to make any awards even if Company performance measures and specific individual objectives are achieved. The information set forth in this Incentive Plan is intended only to provide general guidelines, should the Compensation Committee decide, in its sole discretion, that plan award payments should be made. The guidelines should not be construed as a promise that any Incentive Plan award payments will be made. Incentive Plan award payments are not guaranteed, automatic, promised or contractually required. They will be awarded in the sole discretion of the Compensation Committee, based on Company performance measures, specific individual performance and other considerations. Nothing in this Incentive Plan affects, or shall be construed to affect, the at-will nature of any Participant’s employment with the Company, and nothing in this Incentive Plan should be interpreted as having contractual significance.

V.	Methodology

Each Participant in this Incentive Plan will be assigned an award target that will be expressed as a percentage of his or her annual base salary. These award targets vary by level of responsibility in the organization. The establishment of these award targets and classifications of employees in the various categories rests with the sole discretion of the Company.

The Compensation Committee will establish Company performance metrics and targets with respect to each Plan Year hereunder, which metrics and targets will be memorialized in the form of an Addendum to this Incentive Plan, which are incorporated herein and made a part hereof. References herein to “this Incentive Plan” shall include any and all Plan Year Addendums adopted hereunder.

If the Compensation Committee determines to make any award payments with respect to a Plan Year, the payments will be made based on the Company’s achievement of the performance measures set by the Compensation Committee for the applicable Plan Year, an assessment of individual performance and each Participant’s award target, all in the discretion of the Compensation Committee or Company as applicable.

The target bonus pool for a particular Plan Year is the sum of all Participants’ annual incentive plan awards at “target” or 100% of the award opportunity.

The performance metrics adopted by the Compensation Committee with respect to a Plan Year hereunder may, but need not, include any one or more of the following metrics:

“Adjusted EBITDA” for purposes of this Incentive Plan will be the Company’s adjusted EBITDA (specifically, income from continuing operations before depreciation, amortization and accretion, and non-cash, equity-based compensation and excludes acquisition and integration costs). The Company will remove foreign currency gains and/or losses, and one-time non-recurring items that are not reflective of the Plan Year operating performance. The Company will reflect any expenditures related to cost of sales, general and administrative, sales and marketing, and software development activities (product development) that are capitalized consistent with internal reporting practices as an expense (reduction to EBITDA) for purposes of calculating Adjusted

EBITDA for these purposes. Notwithstanding the foregoing, any expenses related to the billing system improvement initiative will be removed when determining Adjusted EBITDA (consistent with how the AOP Adj. EBITDA was determined in 2018 Bonus Calculation (MDP Analysis v29)).

“Bookings” for purposes of this Incentive Plan, for a particular Plan Year, will be calculated as net bookings for such Plan Year (i.e., sales less no starts) as reported in the Company’s data warehouse, adjusted as follows: (a) such amount will be increased to reflect any contract with direct customers or partners for the purchase of Applicable Services (including without limitation service agreements, statements of work, order forms and quotes) that is not reflected within net bookings for such Plan Year in the Company’s data warehouse but meets all of the following criteria: (i) such contract is signed (or electronically accepted by the customer or partner) during such Plan Year, (ii) such contract contains a contractual minimum purchase commitment by the customer/partner for a specified duration, and (iii) the Company is reasonably certain that it can or will be able to perform its technical and other obligations under such contract; and (b) such amount will be decreased by (i) the amount of any sales credited in such Plan Year for implementations that have previously been included as Bookings under this Incentive Plan for a prior Plan Year and (ii) the amount of any pricing discounts that the Company gives to its partners and distributors that are not reflected in such net bookings number.

“Gross Margin” for purposes of this Incentive Plan, for a particular Plan Year, will be calculated as the difference of (a) Revenue less (b) the amounts presented in the Cost of Services subcategories of Customer Service, Implementation, Operations, Data Operations, Payment Processing, Voice Operations, Phones/Hardware and Allocation-COS, in each case as reported in the Company’s NetSuite system, subject to the following adjustments: The Company will exclude or remove from such reported amounts (i) non-cash, equity-based compensation; (ii) expense and accrual amounts related to the Company’s employee bonus plan (including without limitation this Incentive Plan); (iii) acquisition and integration costs; (iv) foreign currency gains and/or losses, and (v) one-time non-recurring items that are not reflective of the Plan Year operating performance. The Company will reflect any expenditures related to cost of sales activities that are capitalized consistent with internal reporting practices as an expense (reduction to Gross Margin) for purposes of calculating Gross Margin for these purposes.

“MRR Increase” for purposes of this Incentive Plan, for a particular Plan Year, will be calculated as the difference of (a) MRR for the final month (the calendar month of December) of the applicable Plan Year less (b) MRR for the calendar month immediately preceding the applicable Plan Year (i.e., the prior calendar month of December). To the extent any methodology changes occur in calculating MRR during the course of the Plan Year, appropriate adjustments will be made to ensure that the period-over-period MRR comparison described in the preceding sentence will be conducted on a consistent basis.

“Net Add-On Units” for purposes of this Incentive Plan, for a particular Plan Year, will be calculated as net add-on units for such Plan Year (i.e., add-on units, net of cancelled units and attrition units) as reported in the Company’s data warehouse, adjusted as follows: (a) such amount will be increased to reflect any add-on units from direct customers or partners for the purchase of Applicable Services that are not reflected within net add-on units for such Plan Year in the Company’s data warehouse but meet all of the following criteria: (i) such add-on units are ordered by the customer or partner during such Plan Year, and (ii) the Company is reasonably certain that it can or will be able to perform its technical and other obligations with respect to such add-on units; and (b) such amount will be decreased by the amount of any sales credited in such Plan Year for implementations that have previously been included as positive Net Add-On Units under the Incentive Plan for a prior Plan Year.

“Revenue” for purposes of this Incentive Plan will be as per the Company’s accounting policy consistent with GAAP.

For purposes of the metrics listed above, the following terms shall be defined as set forth below:

“Applicable Services” is defined for purposes of this Incentive Plan as all Company products and services other than hosted phone systems (Hosted PBX) and individual telephonic services (but “Applicable Services” specifically including wholesale and retail SIP trunking).

“GAAP” is defined as United States Generally Accepted Accounting Principles.

“MRR” (or Monthly Recurring Revenue) is defined for purposes of this Incentive Plan as the revenue that the Company recognizes on a recurring monthly basis for all Company products and services. For the avoidance of doubt, MRR shall not be defined to include (i) any non-recurring fees paid to the Company and (ii) any local, state or federal taxes, or government-mandated fees paid to the Company.

VI.	Individual Payments

Individual payments may vary based on individual performance and the achievement of Company’s performance targets for the applicable Plan Year, but ultimately are in the sole discretion of the Company. If the Compensation Committee determines to fund the bonus opportunity pool hereunder at less than 100% for a particular Plan Year, a Participant’s individual target opportunity will generally be reduced as well. A participant’s individual performance will be considered in determining the actual amount of an individual bonus. Individual bonus target opportunities will be adjusted based on the Company’s performance as well as an evaluation of individual performance relative to job requirements and performance objectives.

VII.	Proprietary Information

The information contained in this document is proprietary to Intermedia. The information in this document is not to be reproduced or disclosed outside Intermedia.

VIII.	Individual Participant Designation

Human Resources will manage the review and approval process for any potential changes to Participants under this Incentive Plan or bonus target levels.

IX.	Changes to this Incentive Plan

Intermedia reserves the right, at any time and from time to time, to amend, suspend, interpret, or terminate this Incentive Plan. Interpretation of any terms of this Incentive Plan shall be in the sole discretion of the Company, and any such interpretations shall be final and binding on all Participants.

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